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Exhibit 10.1             Press Release


As of the close of business on July 10, 2002, under certain conditions, record holders of common stock of CMPT will receive one "A" warrant for every full five shares of CMPT stock held. Each warrant will entitle the holder to purchase one share of common stock for the subscription price of $.70 per share. When exercised, the shares will become eligible for sale upon the effectiveness of the Company's registration statement on Form S-1 with the Securities and Exchange Commission. The conditions of eligibility are:

     1. Shareholders of record must provide a copy of their shareholder's stock certificate to the Company with a notarized certification indicating that it is a true and correct copy of the certificate;
     2. The certified copy must be delivered to the Company at:1060 Windward Ridge Parkway Suite 100, Alpharetta Georgia 30005

Shareholders should receive a Prospectus in the mail during the third week of July, and will have until the expiration date of November 30, 2002 to subscribe to the offering. There will be significant restrictions on the transferability of the warrants. Warrant holders who exercise their warrants in full will also have the opportunity to subscribe for additional shares through the issuance of "B" warrants.

The Registration Statement relating to these securities will be filed with the Securities and Exchange Commission on or about the second week July. CMPT expects that it will become effective on or about the first week in September 2002. Computone has designed the program to raise additional capital without a significant dilutive effect. It is envisioned that the funds raised through this Program will adequately meet capital demands through the fourth quarter of 2002, at which time the Company expects to achieve profitability. The securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This notice does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Computone Corp. chairman and CEO, Leo Bebeau said, "Stockholders are urged to obtain stock certificates from their brokers as soon as possible to take advantage of this Warrant Distribution.

Computone Corp. is a leader in the designing, manufacturing and marketing of servers for remote network management, E-commerce, and remote access communications for Internet, Sun(R) (SUNW), Linux(R), Hewlett-Packard(R)
(HWP), Microsoft(R) Windows(R) NT (MSFT) and Novell(R) (NOVL). Computone will soon become Symbiat, Inc., which name change was approved by the Board of Directors as well as consented to by holders of the majority of issued and outstanding shares of common stock of the company. Upon receipt of approval from the Delaware Division of Corporations, regulatory and administrative notifications will be made, and the company will receive a new symbol and cusip number. Shareholders are urged to turn in their certificates to receive new ones as soon as possible

This press release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. CMPT disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise.

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